Exhibit 99.1

           JAKKS Pacific Announces Proposed Acquisition of Play Along

    MALIBU, Calif.--(BUSINESS WIRE)--April 20, 2004--

       Care Bears(R), Cabbage Patch Kids(R), Teletubbies(R) and
     DC Comic Superheroes(R) to Become Part of JAKKS' Toy Line-up

    JAKKS Pacific, Inc. (Nasdaq:JAKK) today announced that it has reached an agreement in principle to acquire substantially all of the assets of the Play Along companies. The privately-held toy companies based in Deerfield, Fla., manufacture traditional toys, including plush, dolls, action figures and preschool and construction toys, and holds a number of licenses including Cabbage Patch Kids(R) for dolls, Care Bears(R) for plush and preschool learning, Teletubbies(R) for preschool and playsets and DC Comic's(R) Batman(R) and Justice League(R) for construction toys.
    Consideration for the acquisition is anticipated to be up to $116 million, consisting of $75 million in cash, approximately $11 million of JAKKS common stock and an earn-out of up to an aggregate amount of $30 million through 2007, based on the achievement of certain financial performance criteria. Based on preliminary unaudited results of calendar year 2003, Play Along reported approximately $160 million in revenue and approximately $30 million in pre-tax earnings.
    The parties expect to complete the transaction during the second quarter of 2004. Play Along, which will be operated as a wholly-owned subsidiary of JAKKS Pacific and will continue to be based out of Florida and Hong Kong, is expected to significantly increase future sales and earnings of JAKKS after the transaction closes.
    "We believe that Play Along, with its product lines and strong management team, will be a valuable addition to JAKKS' portfolio of brands across multiple product categories," commented Jack Friedman, chairman and CEO, JAKKS Pacific.
    "We have worked very hard over the past five years to build Play Along into a dynamic force in the toy industry," commented Charlie Emby, President of Play Along. "The combination of Play Along and our great classic brands, along with the outstanding brands in JAKKS Pacific's portfolio, should make JAKKS Pacific an even stronger company in the future."
    The transaction is subject to the execution of definitive agreements and customary closing conditions, including compliance with the Hart-Scott-Rodino waiting period and other regulatory approvals.
    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John F. Mills, 310-395-2215